Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 2 DATED FEBRUARY 1, 2022
TO THE PROSPECTUS DATED DECEMBER 21, 2021

This supplement No. 2 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 2 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•the recent share pricing information.
Share Repurchase Plan Status
During the period of January 1, 2022 through January 31, 2022, we redeemed 1,975,455 shares for a total of approximately $26,719,000 pursuant to our share repurchase plan. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from January 1, 2022 through March 31, 2022 are limited to approximately $139,819,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from January 1 to January 31, 2022, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
January 3, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 4, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 5, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 6, 2022	$13.56	$13.58	$13.59	$13.58	$13.56
January 7, 2022	$13.56	$13.58	$13.60	$13.59	$13.57
January 10, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 11, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 12, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 13, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 14, 2022	$13.56	$13.59	$13.60	$13.59	$13.57
January 18, 2022	$13.57	$13.59	$13.60	$13.60	$13.58
January 19, 2022	$13.57	$13.60	$13.61	$13.60	$13.58
January 20, 2022	$13.57	$13.60	$13.61	$13.60	$13.58
January 21, 2022	$13.57	$13.60	$13.61	$13.60	$13.59
January 24, 2022	$13.58	$13.60	$13.62	$13.61	$13.59
January 25, 2022	$13.58	$13.61	$13.62	$13.61	$13.59
January 26, 2022	$13.58	$13.61	$13.62	$13.62	$13.60
January 27, 2022	$13.58	$13.61	$13.62	$13.61	$13.59
January 28, 2022	$13.61	$13.64	$13.65	$13.65	$13.63
January 31, 2022	$13.62	$13.65	$13.66	$13.66	$13.64
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.